EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Provides September Business Update

Warrendale, PA, September 20, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that based on lower-than-expected business trends, third quarter earnings are now expected to be in the range of $0.43 to $0.44 per share, compared to earnings per share of $0.39 from continuing operations in the third quarter of last year. The company's previous third quarter earnings guidance was $0.45 to $0.46 per share.

While store traffic has been inconsistent in September, overall the month-to-date is slightly positive for the 240 stores where store traffic comp is measured. Comp store sales month-to-date through September 19th are up approximately 11%.

The company will report final September sales on Wednesday, October 5th, 2005, after the market close.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 784 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fall assortments are not well received, and as a result, our third quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:

Judy Meehan
724-776-4857